THIRD AMENDMENT

               This Third Amendment (“Amendment”) is executed as of October 23, 2003 and is effective as of May 12, 2003 and relates to the Warrant Agreement dated as of May 12, 2003, as amended effective May 12, 2003 (the “Warrant Agreement”) among NewWest Mezzanine Fund, LP (“NewWest”), KCEP Ventures II, L.P. (“KCEP”), Convergent Capital Partners I, L.P. (“Convergent”), James F. Seifert Management Trust dated October 8, 1992 (the “Trust”), ACT Teleconferencing, Inc. (“Holdings”), ACT Teleconferencing Services, Inc. (the “Services”) and certain Principals set forth on the signature page of this Amendment (the “Principals”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Note Agreement dated as of May 12, 2003, as amended, among Holdings, Services, NewWest, KCEP, Convergent, the Trust and certain co-borrowers (the “Note Agreement”).

Recitals

               Holdings has requested that the Purchaser amend the Warrant Agreement, subject to the terms and conditions set forth herein, and the Purchaser has agreed to effect such amendment, on the terms and conditions set forth herein.

               NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter stated, the parties hereby agree as follows:

                1.           Warrant Agreement Amendments.

(a)	Section 6 of the Warrant Agreement is amended to insert the following provisions immediately following the last line ofss.6:
"Notwithstanding anything to the contrary in this Agreement, the Company agrees that it will not, without the affirmative approval of the holders of a majority of the common stock issued and outstanding on a record date at least 30 but no more than 60 days prior to an election for such purpose, issue or Transfer any Shares, or take any other action that, in accordance with thisss.6, is deemed to be an issuance or Transfer of any Shares, in each case for a consideration per Share less than the Exercise Price in effect immediately prior to such issue or Transfer. If the requirement for such stockholder approval is waived by the Holders in accordance withss.18.4 of this Warrant Agreement, then the maximum number of Underlying Shares, following any adjustment pursuant to thisss.6 in connection with such issuance or Transfer, that will have an adjusted Exercise Price of less than $2.42 shall be 2,048,655 (804,829 of which shall be Underlying Shares initially held by KCEP Ventures II, L.P., 475,581 of which shall be Underlying Shares initially held by NewWest Mezzanine Fund LP, 475,581 of which shall be Underlying Shares initially held by Convergent Capital Partners I, L.P., and 292,664 of which shall be Underlying Shares initially held by the James F. Seifert Management Trust dated October 8, 1992), with the balance of such Underlying Shares having an increased Exercise Price such that the average of the Exercise Prices for all Underlying Shares is $2.42.

"If the adjusted Exercise Price, calculated in accordance with thisss.6 as a result of any such issuance or Transfer (i) would be $1.50 or more, such adjustment shall not be necessary and the Exercise Price shall remain $2.50; and (ii) would be less than $1.50, then the Exercise Price shall be adjusted to such amount plus $1.00."

(b)	Section 7 of the Warrant Agreement is amended and restated to read as follows:
"If the average of the closing bid prices of the Shares over the last 45 trading days prior to April 30, 2004, is greater than $1.50, then no adjustment of the Exercise Price shall be made pursuant to thisss.7. If such average is less than $1.50, then the Exercise Price shall be adjusted to an amount equal to such average plus $1.00. If any adjustment to the Exercise Price is made under thisss.7, then the provisions ofss.6 of this Warrant Agreement shall apply as if the Exercise Price, as adjusted under thisss.7, had been the Exercise Price at all times since the date of this Warrant Agreement.

"Each Holder agrees, individually and not jointly, that such Holder will not sell any Shares short prior to April 30, 2004.

"Notwithstanding anything to the contrary in this Agreement, if any adjustment to the Exercise Price occurs as a result of thisss.7 which lowers the Exercise Price to less than $2.42, then the Exercise Price otherwise determined pursuant to thisss.7 shall apply only with respect to 2,048,655 Underlying Shares (804,829 of which shall be Underlying Shares initially held by KCEP Ventures II, L.P., 475,581 of which shall be Underlying Shares initially held by NewWest Mezzanine Fund LP, 475,581 of which shall be Underlying Shares initially held by Convergent Capital Partners I, L.P., and 292,664 of which shall be Underlying Shares initially held by the James F. Seifert Management Trust dated October 8, 1992), and the Exercise Price with respect to all Underlying Shares in excess of such 2,048,655 Underlying Shares shall be increased such that the average of the Exercise Prices of all Underlying Shares shall be $2.42. The limitations of this paragraph shall not apply with respect to any Underlying Shares if the issuance of such Underlying Shares has been approved by the stockholders of the Company prior to the issuance of such Underlying Shares."

(c)	The definition of Exercise Price in the Warrant Agreement is amended to add the following:
"Notwithstanding anything in this Agreement to the contrary, any adjustment to the Exercise Price applicable to any Underlying Shares initially issued to the James F. Seifert Management Trust dated October 8, 1992 shall be made in accordance with this Warrant Agreement, but the resulting adjusted Exercise Price for such Underlying Shares shall in no event be less than $2.22."

(d)	Section 6 of the Warrant Agreement is amended to add the following at the end of the second paragraph of such Section 6:
"All numbers and dollar amounts set forth in this Warrant Agreement shall be appropriately adjusted for any such subdivision or combination, if any, occurring after May 12, 2003."

                2.           Covenants of Holdings and Services. On or prior to October 31, 2003 (or such later date as specified by the Purchaser), Holdings and Services agree to retain a consultant, reasonably acceptable to the Purchaser, and to cooperate fully with such consultant and provide such consultant with full access to documents, employees or other information so that such consultant can prepare a report for the Holdings Board of Directors with respect to a proposed transaction. Holdings and Services shall not be obligated to incur more than $25,000 in fees for such consultant.

                3.           Conditions to Effectiveness. The effectiveness of this Amendment is expressly conditioned upon Holdings and Services delivering to the Purchaser this Amendment duly executed by Holdings, Services and the Principals and Nasdaq approving this Amendment as complying with Nasdaq’s listing standards.

                4.           Reaffirmation of Financing Documents. All terms, conditions and provisions of the Note Agreement and the other Financing Documents are hereby reaffirmed and continued in full force and effect and shall remain unaffected and unchanged, except as specifically amended by this Amendment. All covenants, representations and warranties of Holdings and Services in this Amendment shall survive the closing and delivery of this Amendment. The Events of Default specified in the Note Agreement shall continue to be the events of default under the Note, and Purchaser is not, by executing this Amendment, waiving any existing or future Event of Default or default under any Financing Document. The Purchaser’s remedies with respect to the occurrence of an Event of Default shall continue to be as set forth in the Note Agreement and in the Financing Documents. Holdings and Services confirm that, in accordance with Section 8.3 of the Note Agreement, Borrower will promptly reimburse the Purchaser for all reasonable expenses relating to this Amendment.

                5.           Representations and Warranties. Holdings and Services represent and warrant to the Purchaser that (i) they have full power and authority to consummate this Amendment and the execution and delivery by Holdings and Services of this Amendment have been duly and properly made and authorized, (ii) this Amendment and the Financing Documents to which Holdings and Borrower are a party each constitutes a valid and binding obligation of Holdings and Borrower, enforceable against Holdings and Borrower in accordance with its respective terms, (iii) the execution and delivery of this Amendment will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under Holdings and Borrower’s articles of incorporation or bylaws or any indenture or other agreement or instrument to which Holdings or Borrower is a party or by which they may be bound or result in the imposition of any Liens or encumbrances on any of its property (other than as contemplated in the other Financing Documents and as contemplated hereby), (iv) no further approval, consent or withholding of objection on the part of any regulatory body, federal, state or local, is necessary in connection with the execution and delivery by Holdings and Services of this Amendment, except for review and approval by Nasdaq, and (v) Holdings and Borrower have no defense, offset or counterclaim with respect to the payment of any sum owed to the Purchaser, or with respect to the performance or observance of any warranty or covenant contained in the Financing Documents, and the Purchaser has performed all obligations and duties owed to Holdings and Borrower through the date of this Amendment.

                6.           General Release. In consideration of, among other things, the Amendment provided for herein, each of Holdings and Services, on behalf of itself and its stockholders and other Affiliates and their successors and assigns (collectively, the “Releasors”), hereby forever waives, releases and discharges to the fullest extent permitted by law any and all claims (including, without limitation, cross claims, counterclaims, rights of set-off and recoupment), causes of action, demands, suits, costs, expenses and damages (collectively, the “Claims”), that any Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against the Purchaser and any of their affiliates, partners, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the execution of this Amendment. In entering into this Amendment, Holdings and Services have consulted with and been represented by counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the release set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section shall survive the termination of the Note Agreement and the other Financing Documents and payment in full of the Obligations.

                7.           Governing Law. This Amendment and all matters concerning this Amendment shall be governed by the laws of the State of Colorado for contracts entered into and to be performed in such state without regard to principles of conflicts of laws.

                8.           Entire Agreement. Except as modified by this Amendment, the Note Agreement and the Warrant Agreement remain in full force and effect. The Note Agreement and the Warrant Agreement, as modified by this Amendment, and together with the other Financing Documents, embody the entire agreement and understanding among the parties to this Amendment, and supersedes all prior agreements and understandings among the parties relating to the subject matter of the Note Agreement and the Warrant Agreement as modified by this Amendment.

                9.           Counterparts; Telecopy Execution. This Amendment may be executed in any number of separate counterparts, each of which, when taken together, shall constitute one and the same instrument, admissible into evidence, notwithstanding the fact that all parties have not signed the same counterpart. Delivery of an executed counterpart of this Amendment by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile shall also deliver a manually executed counterpart of this Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day, month and year first above written.

HOLDINGS: ACT Teleconferencing, Inc.

By ________________________________
Its ________________________________

SERVICES: ACT Teleconferencing Services, Inc.

By ________________________________
Its ________________________________

PRINCIPALS:

_________________________________
Gerald V. Eeckhout

_________________________________
Gavin J. Thomson

_________________________________
Gene Warren

Accepted as of the date of this Amendment: INVESTORS:

NEWWEST MEZZANINE FUND LP
By Touchstone Capital Group LLLP, General Partner

___________________________________
David L. Henry, Managing General Partner

KCEP VENTURES II, L.P.
By KCEP II, LC, General Partner

___________________________________
Terry Matlack, Managing Director

CONVERGENT CAPITAL PARTNERS I, L.P.
By Convergent Capital, LLC, General Partner

___________________________________
Keith S. Bares, Executive Vice President

JAMES F. SEIFERT MANAGEMENT TRUST DATED OCTOBER 8, 1992
By James F. Seifert and Nancy L. Seifert, as Trustees and not individually

___________________________________
James F. Seifert, Trustee

___________________________________
Nancy L. Seifert, Trustee